Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank S. Pellegrino
Sr. Vice President, Finance and Treasurer
847-214-4138

FOR IMMEDIATE RELEASE

TUESDAY, OCTOBER 30, 2018

Continued Growth of Our Orchard Valley Harvest Brand Contributed to a 6.9% Increase in Consumer Distribution Channel Sales Volume

Quarterly Overview:

•	Net sales decreased by 5.3%

•	Sales volume decreased by 3.4%

•	Gross profit decreased by 6.2%

•	Net income decreased by 38.3%

Elgin, IL, October 30, 2018 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2019. Net income for the first quarter of fiscal 2019 was $6.6 million, or $0.57 per share diluted, compared to $10.7 million, or $0.94 per share diluted, for the first quarter of fiscal 2018.

Net sales decreased to $204.3 million for the first quarter of fiscal 2019 from net sales of $215.7 million for the first quarter of fiscal 2018. The decrease in net sales resulted primarily from a 3.4% decline in sales volume, which is defined as pounds sold to customers. The decline in sales volume mainly came from our contract packaging distribution channel, including the loss of some bulk business with an existing contract packaging customer and a reduction in unit ounce weights implemented by another contract packaging customer for its entire product line. Sales volume also declined in the commercial ingredients distribution channel due to lower sales of bulk cashews, peanut butter and walnuts primarily as a result of lost business. Sales volume increased in the consumer distribution channel by 6.9%, which was primarily driven by increased sales of Orchard Valley Harvest produce products and private brand trail mixes and peanuts. The sales volume increase in the consumer distribution channel also was attributable to the inclusion of sales of Southern Style Nuts snack mix products in this channel in the current quarter. For the first quarter of fiscal 2018, prior to the acquisition of the Squirrel Brand business, sales of these products were included in the contract packaging distribution channel.

Sales volume for our branded products changed as follows:

Fisher recipe nuts	(15.7)%
Orchard Valley Harvest	32.2%
Fisher snack nuts	8.0%

The sales volume decline for Fisher recipe nuts resulted from lost distribution for some items at a major customer due to the introduction of private brand recipe nuts, which occurred in the second quarter of fiscal 2018. The sales volume increase for our Orchard Valley Harvest produce products mainly resulted from new distribution gains for multi-pack items and new item introductions. The Fisher snack nuts sales volume increase resulted from increased promotional and merchandising activity at a major existing customer.

Gross profit declined to $33.0 million for the first quarter of fiscal 2019 compared to $35.1 million for the first quarter of fiscal 2018. Gross profit margin, as a percentage of net sales, declined to 16.1% from 16.3% for the first quarter of fiscal 2018. The declines in gross profit dollars and gross profit margin were primarily due to the sales volume decline discussed above.

Total operating expenses, as a percentage of net sales, increased to 11.2% for the first quarter of fiscal 2019 from 8.1% for the first quarter of fiscal 2018, and total operating expenses increased by $5.4 million in the quarterly comparison. The increases in total operating expenses, as a percentage of net sales and dollars, resulted mainly from increases in incentive compensation, base compensation, shipping and advertising expenses and a lower net sales base. Total operating expenses in the first quarter of fiscal 2019 also included $0.8 million in amortization expense related to the acquisition of the Squirrel Brand business.

Interest expense increased by $0.1 million in the quarterly comparison due to higher debt levels and interest rates.

The value of total inventories on hand at the end of the first quarter of fiscal 2019 increased by $15.7 million, or 9.5%, when compared to the value of total inventories on hand at the end of the first quarter of fiscal 2018. The increase in total inventory value was primarily attributable to higher quantities of finished goods. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the first quarter of fiscal 2019 declined by 23.3% compared to the weighted average cost per pound at the end of the first quarter of fiscal 2018. The decline in the weighted average cost per pound of raw nut and dried fruit input stocks was attributable to lower acquisition costs for pecans and cashews and a shift in pounds to lower cost peanuts from higher cost tree nuts.

“The first quarter of fiscal 2019 contained some successes. We continued our goal of returning profits to our stockholders by increasing our annual dividend by 10% to $0.55 per share and supplemented that with a special dividend of $2.00 per share. Additionally, sales volume for our Orchard Valley Harvest brand continues to grow significantly, which contributed to the growth in sales volume in our consumer distribution channel,” stated Jeffrey T. Sanfilippo, Chief

Executive Officer. “In respect to pound volume growth at retail, our brands had mixed results according to IRi market data. Fisher recipe nut pound volume decreased by 21%, while pound volume for the recipe nut category declined by 4%. The decline in Fisher recipe nut pound volume was attributable to lost distribution to private brand recipe nuts at a major customer as discussed above. Orchard Valley Harvest pound volume increased by 78% mainly from new item introductions and distribution gains, while pound volume for the produce category fell by 3%. Fisher snack nut pound volume increased by 15%, while pound volume for the snack nut category increased by 3%. The increase in pound volume for Fisher snack nuts was attributable in part to our launch of the Oven Roasted Never Fried product line. Southern Style Nuts pound volume declined slightly, while pound volume for the trail and snack mix category fell by 4%,” Mr. Sanfilippo stated. “It was a challenging quarter, especially for Fisher recipe nuts and shipping costs. We implemented our Fisher recipe nut holiday promotional and merchandising program in October, which is intended to allow Fisher to compete against private brand recipe nuts more effectively. As we enter the harvest season, we anticipate significantly lower acquisition costs for pecans and walnuts, which is expected to put us in a strong position to drive volume growth for Fisher recipe nuts through increased promotional pricing and merchandising activity. Finally, in the first quarter, we invested in a transportation management system and increased the size of our logistics department to make us less reliant on third party logistics providers. We believe these investments should allow us to manage shipping costs more effectively in future quarters,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Wednesday, October 31, 2018, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter conference ID number 3397417. This call is being webcast by NASDAQ/OMX and can be accessed at the Company’s website at www.jbssinc.com.

The Company will be presenting at the Southwest IDEAS Conference in Dallas on November 15, 2018 at 3:50 p.m. Central time, and the presentation webcast can be accessed at the conference website at www.IDEASConferences.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended
	September 27, 2018	September 28, 2017
Net sales	$204,288	$215,664
Cost of sales	171,334	180,545

Gross profit	32,954	35,119

Operating expenses:
Selling expenses	14,071	10,945
Administrative expenses	8,831	6,559

Total operating expenses	22,902	17,504

Income from operations	10,052	17,615

Other expense:
Interest expense	879	781
Rental and miscellaneous expense, net	289	622
Other expense	487	492

Total other expense, net	1,655	1,895

Income before income taxes	8,397	15,720
Income tax expense	1,791	5,009

Net income	$6,606	$10,711

Basic earnings per common share	$0.58	$0.94

Diluted earnings per common share	$0.57	$0.94

Cash dividends declared per share	$2.55	$2.50

Weighted average shares outstanding
— Basic	11,406,009	11,351,307

— Diluted	11,491,931	11,442,168

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 27, 2018	June 28, 2018	September 28, 2017
ASSETS
CURRENT ASSETS:
Cash	$1,215	$1,449	$869
Accounts receivable, net	58,887	65,426	71,576
Inventories	181,031	174,362	165,304
Prepaid expenses and other current assets	4,190	6,645	5,416

	245,323	247,882	243,165

PROPERTIES, NET:	128,896	125,078	127,566

OTHER LONG-TERM ASSETS:
Intangibles, net	26,462	27,304	—
Deferred income taxes	5,644	5,024	9,668
Other	9,102	10,565	9,541

	41,208	42,893	19,209

	$415,427	$415,853	$389,940

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$51,941	$31,278	$36,454
Current maturities of long-term debt	7,212	7,169	3,429
Accounts payable	59,848	60,340	54,544
Book overdraft	1,121	2,062	1,484
Accrued expenses	19,880	16,344	23,074

	140,002	117,193	118,985

LONG-TERM LIABILITIES:
Long-term debt	25,537	27,356	24,350
Retirement plan	21,501	21,288	21,195
Other	7,040	7,014	6,876

	54,078	55,658	52,421

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	89	89	88
Capital in excess of par value	120,568	119,952	118,326
Retained earnings	104,852	127,320	105,531
Accumulated other comprehensive loss	(2,984)	(3,181)	(4,233)
Treasury stock	(1,204)	(1,204)	(1,204)

	221,347	243,002	218,534

	$415,427	$415,853	$389,940